EXHIBIT 23

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions “Experts” and “Financial Statements” in Post-Effective Amendment No. 16 to the Registration Statement (Form S-1 No.33-4711) and related Prospectus pertaining to The Lincoln National Life Insurance Company Agents’ Savings and Profit-Sharing Plan (the “Plan”) and to the use of our report dated March 25, 2002, included therein, with respect to the financial statements of the Plan, and to the incorporation by reference therein of our report dated February 1, 2002, with respect to the consolidated financial statements of Lincoln National Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2001 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
April 12, 2002